Exhibit 3.2

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate of Designation (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For
Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1.	Name of corporation:

MineralRite Corporation

2.
By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following classes or series of stock.

Series A Preferred Stock, authorized number of shares constituting such series shall be 105,000, with a par value of $0.001 per share.
Series B Preferred Stock, authorized number of shares constituting such series shall be 33,000, with a par value of $0.001 per share.
Series C Preferred Stock, authorized number of shares constituting such series shall be 100,000, with a par value of $0.001 per share.

Please see attached.

3.	Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

4.	Signature: (required)

/s/ Guy Peckham
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation Revised: 3-6-09

CERTIFICATE OF DESIGNATION OF SERIES B PREFERRED STOCK

of

MineralRite Corporation

a Nevada Corporation

MineralRite Corporation, a Nevada corporation (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation:

RESOLVED, that pursuant to the authority conferred on the Board of Directors by the Corporation’s Articles of Incorporation, the issuance of a series of preferred stock, par value $0.001 per share, of the Corporation consisting of 33,000 shares of preferred stock be, and the same hereby is, authorized, and each of the Chief Executive Officer, the Chief Financial Officer and the Secretary of the Corporation be, and each hereby is, authorized and directed to execute and file with the Secretary of State of the State of Nevada a Certificate of Designation of Preferred Stock of the Corporation setting forth a copy of this resolution fixing the designation, powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof (in addition to the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, set forth in the Corporation’s Articles of Incorporation which may be applicable to the Corporation’s preferred stock), as follows:

1.           Number of Shares; Designation. A total of Thirty Three Thousand (33,000) shares of preferred stock, par value $0.001, of the Corporation have been designated as “Series B Preferred Stock.”

2.           Dividends. From and after the date of the issuance of any shares of Series B Preferred Stock, the holders of shares of Series B Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors of the Corporation on an “as converted basis” in pari passu with the holders of the Corporation’s Common Stock.

3.           Liquidation, Dissolution or Winding Up.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders ratably with the holders of the Corporation’s Common Stock on an “as converted” basis.

4.           Voting. Except as otherwise required by law, on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series B Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Series B Preferred Stock held by such holder as of the record date for determining stockholders entitled to vote on such matter multiplied by one thousand (1,000). Except as provided by law or by the other provisions of the Articles of Incorporation, holders of Series B Preferred Stock shall vote together with the holders of Common Stock as a single class.

5.           Conversion.  The holders of Series B Preferred Stock shall have conversion rights as follows (“Conversion Rights”):

(a)
Conditions Precedent to Conversion: No share of Series B Preferred Stock shall be convertible unless the Corporation’s Articles of Incorporation have an adequate number of authorized shares of Common Stock available for issuance in an amount sufficient to permit the conversion of all the shares of Series B Preferred Stock, and all other convertible securities and instruments of the Corporation. Conditioned upon the foregoing and at the option of the holder and immediately upon notice duly given to the Corporation, each share of Series B Preferred Stock shall convert into one thousand (1,000) fully paid and non-assessable shares of Common Stock of the Corporation (“Conversion Rate”).

(b)
Mechanics of Conversion. At such time as the conditions precedent described in Section 5(a) shall have occurred, the converting holders of the Series B Preferred Stock shall surrender the certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, a certificate or certificates for the number of shares of Common Stock of the Corporation to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date the conditions set forth in Section 5(a) herein have been satisfied and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(c)
No Impairment. This Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred Stock against impairment.

(d)
No Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of the Series B Preferred Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(e)
Notices of Record Date. In the event the Corporation takes record of the holders of any class of securities for the purpose of determining which holders are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities, property or other right, the Corporation shall mail to each holder of Series B Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(f)
Reservation of Stock Issuable Upon Conversion. Solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, the Corporation shall at all times, subject to the conditions described in Section 5(a), reserve and keep available out of its authorized but unissued shares of Common Stock, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as, in the opinion of counsel to the Corporation, may be necessary and authorized to increase its authorized but unissued shares of Common Stock to such  number of shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(g)
Notices. Any notice required by the provisions of this Section 5 to be given to the holders of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his or her address appearing on the books of this Corporation.

(h)
Adjustments for Stock Splits, Combinations, etc.  If the Corporation shall at any time after the  Series B Original Issue Date (as defined below), subdivide, effect a forward stock split or declare a dividend payable in Common Stock, then the Conversion Rate immediately prior to the subdivision, split or record date for such dividend payable, in Common Stock shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective. “Series B Original Issue Date” means the date on which the first share of Series B Preferred Stock was issued.

If any capital reorganization or reclassification of the capital stock of the Corporation, or share exchange, combination, consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, share exchange, combination, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holder of the shares of Series B Preferred Stock shall thereafter have the right to receive, on an “as converted” basis, and upon the terms and conditions specified in this designation and in lieu of the shares of the Common Stock of the Corporation into which the shares of Series B Preferred Stock are convertible, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the maximum number of shares of such stock issuable upon conversion of the shares of Series B Preferred Stock. In any such case, appropriate provisions shall be made with respect to the rights and interests of holder to so that the provisions hereof shall thereafter be applicable, as nearly as possible, in relation to any shares of stock, securities or assets thereafter deliverable upon conversion hereof.  The Corporation shall not effect any such share exchange, combination, consolidation, merger or sale unless, prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from such share exchange, combination, consolidation or merger or the corporation purchasing such assets shall assume, by written instrument executed and mailed to the holder, at the last address of such holder appearing on the books of the Corporation, the obligation to deliver to such holder such shares of stock, securities or assets that, in accordance with the foregoing provisions, such holder may thereafter be entitled to receive upon conversion of the shares of Series B Preferred Stock. If the Corporation shall at any time or from time to time after the Series B Original Issue Date combine the outstanding shares of Common Stock or otherwise effect a reverse stock split, the Conversion Rate shall remain static so that the Conversion Rate for the Series B Preferred Stock, in effect immediately before the combination shall remain the same after the decrease in the aggregate number of shares issued and outstanding after the combination or split.

6.          Redeemed or Otherwise Acquired Shares. Any shares of Series B Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series B Preferred Stock following redemption.

7.           Notices. Any notice required or permitted by the provisions of this designation to be given to a holder of shares of Series B Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of Nevada Law, and shall be deemed sent upon such mailing or electronic transmission.